TYSON FOODS REPORTS THIRD QUARTER 2022 RESULTS
Company Focused on Aggressively Managing Costs and More Efficient Operations, Continued Improvement in Chicken Segment
Springdale, Arkansas – August 8, 2022 – Tyson Foods, Inc. (NYSE: TSN), one of the world’s largest food companies and a recognized leader in protein with leading brands including Tyson, Jimmy Dean, Hillshire Farm, Ball Park, Wright, Aidells, ibp and State Fair, today reported the following results:

(in millions, except per share data)	Third Quarter		Nine Months Ended
	2022	2021	2022	2021
Sales	$13,495	$12,478	$39,545	$34,238
Operating Income	1,033	1,062	3,644	2,487

Net Income	753	753	2,712	1,702
Less: Net Income Attributable to Noncontrolling Interests	3	4	12	10
Net Income Attributable to Tyson	$750	$749	$2,700	$1,692

Net Income Per Share Attributable to Tyson	$2.07	$2.05	$7.42	$4.63

Adjusted[1] Operating Income	$998	$1,372	$3,591	$3,136

Adjusted[1] Net Income Per Share Attributable to Tyson	$1.94	$2.70	$7.10	$5.98
1 The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Adjusted operating income and adjusted net income per share attributable to Tyson (Adjusted EPS) are non-GAAP financial measures. Refer to the end of this release for an explanation and reconciliation of these and other non-GAAP financial measures used in this release to comparable GAAP measures.
First Nine Months Highlights
•GAAP EPS of $7.42, up 60% from prior year; Adjusted EPS of $7.10, up 19% from prior year
•GAAP operating income of $3,644 million, up 47% from prior year; Adjusted operating income of $3,591 million, up 15% from prior year
•Total Company GAAP operating margin of 9.2%; Adjusted operating margin of 9.1%
•Repurchased 8.1 million shares for $693 million
•Reduced total debt by approximately $1 billion
Third Quarter Highlights
•GAAP EPS of $2.07, up 1% from prior year; Adjusted EPS of $1.94, down 28% from prior year
•GAAP operating income of $1,033 million, down 3% from prior year; Adjusted operating income of $998 million, down 27% from prior year
•Total Company GAAP operating margin of 7.7%; Adjusted operating margin of 7.4%
•Liquidity of $3.3 billion at July 2, 2022
“We delivered solid results during the third quarter, focusing on operational excellence and aggressive cost management." said Donnie King, president and CEO of Tyson Foods. "The turnaround of our chicken business continues, and we continue to be the market share leader in many of our retail business lines, which include our Tyson, Jimmy Dean, Hillshire Farm and Ball Park iconic brands.”
"We maintained double-digit sales and earnings growth year to date as well as progressing toward our goal of delivering more than $1 billion in recurring productivity savings by the end of fiscal 2024."
"I'm optimistic about our ability to win with our team members, win with our customers and consumers and win with excellence in execution."

SEGMENT RESULTS (in millions)

Sales
(for the third quarter and nine months ended July 2, 2022, and July 3, 2021)
	Third Quarter				Nine Months Ended
			Volume	Avg. Price			Volume	Avg. Price
	2022	2021	Change	Change [2]	2022	2021	Change	Change [2]
Beef	$4,959	$4,954	1.3%	(1.2)%	$14,995	$12,987	(1.5)%	17.0%
Pork	1,619	1,715	(1.7)%	(3.9)%	4,810	4,631	(2.1)%	6.0%
Chicken	4,366	3,476	(2.1)%	20.1%	12,342	9,860	0.7%	17.9%
Prepared Foods	2,447	2,323	(8.5)%	13.8%	7,173	6,600	(5.5)%	14.2%
International/Other	602	488	21.9%	1.5%	1,717	1,444	11.7%	7.2%
Intersegment Sales	(498)	(478)	n/a	n/a	(1,492)	(1,284)	n/a	n/a
Total	$13,495	$12,478	(1.9)%	8.1%	$39,545	$34,238	(1.0)%	14.7%

Operating Income (Loss)
(for the third quarter and nine months ended July 2, 2022, and July 3, 2021)
	Third Quarter				Nine Months Ended
			Operating Margin				Operating Margin
	2022	2021	2022	2021	2022	2021	2022	2021
Beef	$533	$1,120	10.7%	22.6%	$2,127	$2,093	14.2%	16.1%
Pork	25	67	1.5%	3.9%	248	250	5.2%	5.4%
Chicken	277	(279)	6.3%	(8.0)%	615	(489)	5.0%	(5.0)%
Prepared Foods	186	150	7.6%	6.5%	635	633	8.9%	9.6%
International/Other	12	4	n/a	n/a	19	—	n/a	n/a
Total	$1,033	$1,062	7.7%	8.5%	$3,644	$2,487	9.2%	7.3%
ADJUSTED SEGMENT RESULTS (in millions)

Adjusted Operating Income (Non-GAAP)
(for the third quarter and nine months ended July 2, 2022, and July 3, 2021)
	Third Quarter				Nine Months Ended
			Adjusted Operating Margin (Non-GAAP)				Adjusted Operating Margin (Non-GAAP)
	2022	2021	2022	2021 [2]	2022	2021	2022	2021 [2]
Beef	$506	$1,120	10.2%	22.6%	$2,100	$2,093	14.0%	16.1%
Pork	25	67	1.5%	3.9%	248	250	5.2%	5.4%
Chicken	269	27	6.2%	0.7%	589	137	4.8%	1.3%
Prepared Foods	186	150	7.6%	6.5%	635	633	8.9%	9.6%
International/Other	12	8	n/a	n/a	19	23	n/a	n/a
Total	$998	$1,372	7.4%	10.8%	$3,591	$3,136	9.1%	9.0%
2 Average Price Change and Adjusted Operating Margin for the Chicken Segment and Total Company exclude the impact of $225 million and $545 million for the three and nine months ended July 3, 2021, respectively, of legal contingency accruals recognized as a reduction of Sales.

SUMMARY OF SEGMENT RESULTS
Beef
Sales volume decreased for the first nine months of fiscal 2022 despite strong global demand, due to the impacts associated with a challenging labor environment and supply chain constraints. Sales volume increased in the third quarter of fiscal 2022 driven by a strong global demand environment, partially offset by a challenging labor environment and continued supply chain constraints. Average sales price increased in the first nine months of fiscal 2022 as input costs such as live cattle, labor, freight and transportation costs increased and demand for our beef products remained strong. Average sales price decreased slightly in the third quarter of fiscal 2022 driven by reduced demand for premium cuts of beef as compared to exceptionally high demand in the third quarter of fiscal 2021. Operating income increased slightly during the first nine months of fiscal 2022 due to strong demand as we continued to optimize revenues relative to live cattle supply and a reduction in direct incremental expenses related to COVID-19, partially offset by production inefficiencies due to the impacts associated with a challenging labor environment and continued supply chain constraints. Additionally, operating income in fiscal 2021 was impacted by a $55 million gain from the recovery of cattle inventory related to a cattle supplier's misappropriation of Company funds. Operating income decreased in the third quarter of fiscal 2022 as margins began to reduce from historically high levels paired with continued increased operating costs. Additionally, operating income in the third quarter of fiscal 2022 benefited from $27 million of insurance proceeds related to a fire at a production facility in the fourth quarter of fiscal 2019.
Pork
Sales volume decreased in the third quarter and first nine months of fiscal 2022 due to reduced global demand. Average sales price decreased in the third quarter due to reduced export and retail demand. Average sales price increased in the first nine months of fiscal 2022 as input costs such as live hogs, labor, freight and transportation costs increased, partially offset by unfavorable mix associated with labor shortages. Operating income decreased in the third quarter of fiscal 2022 due to periods of compressed pork margins. Operating income for the first nine months of fiscal 2022 was relatively flat as reduced direct incremental expenses related to COVID-19 were offset by higher inputs costs and the impacts associated with a challenging labor environment.
Chicken
Sales volume decreased in the third quarter of fiscal 2022 primarily due to a reduction in volumes related to a fire at a production facility in the fourth quarter of fiscal 2021 and a reduction in outside meat purchases. Sales volume increased slightly in the first nine months of fiscal 2022 primarily due to strong global demand partially offset by a reduction in volumes related to a fire at a production facility in the fourth quarter of fiscal 2021. Average sales price increased in the third quarter and first nine months of fiscal 2022 due to the effects of pricing initiatives in an inflationary cost environment. Operating income increased in the third quarter and first nine months of fiscal 2022 primarily due to higher average sales prices, partially offset by the impacts of inflationary market conditions including increased supply chain and labor costs. In the third quarter of fiscal 2022, we experienced $145 million of higher feed ingredient costs and $23 million of net derivative losses as compared to $56 million of net derivative gains in the third quarter of fiscal 2021. In the first nine months of fiscal 2022, we experienced $430 million of higher feed ingredient costs. Additionally, operating income in the first nine months of fiscal 2022 benefited from $26 million of insurance proceeds, net of costs incurred related to a fire at a production facility and was impacted in the third quarter and first nine months of fiscal 2021 by $306 million and $626 million of losses, respectively, from the recognition of legal contingency accruals.
Prepared Foods
Sales volume decreased in the third quarter and first nine months of fiscal 2022 due to the impacts of increased pricing, uneven foodservice recovery, the divestiture of our pet treats business in the fourth quarter of fiscal 2021 and a challenging supply environment impacting the first half of fiscal 2022. Average sales price increased in the third quarter and first nine months of fiscal 2022 primarily due to the effects of revenue management in an inflationary cost environment. Operating income increased in the third quarter of fiscal 2022 due to higher average sales prices, partially offset by the impacts of inflationary market conditions, including $135 million of increased raw materials and other input costs in addition to increased supply chain and labor costs. Operating income was relatively flat in the first nine months of fiscal 2022 as higher average sales prices were offset by the impacts of inflationary market conditions, including $560 million of increased raw materials and other input costs in addition to increased supply chain and labor costs.

OUTLOOK
For fiscal 2022, the United States Department of Agriculture (USDA) indicates domestic protein production (beef, pork, chicken and turkey) should be relatively flat compared to fiscal 2021 levels. The following is a summary of the outlook for each of our segments, as well as an outlook for revenues, capital expenditures, net interest expense, liquidity and tax rate for fiscal 2022.3
Beginning in fiscal 2022, we launched a new productivity program, which is designed to drive a better, faster and more agile organization that is supported by a culture of continuous improvement and faster decision making. We are targeting $1 billion in productivity savings by the end of fiscal 2024 and more than $400 million in fiscal 2022, relative to a fiscal 2021 cost baseline. We are currently on track to achieve our planned productivity savings for fiscal 2022.
Beef
USDA projects domestic production will increase approximately 1% in fiscal 2022 as compared to fiscal 2021. We anticipate another strong year with adjusted operating margin between 11% and 13% in fiscal 2022.
Pork
USDA projects domestic production will decrease approximately 3% in fiscal 2022 as compared to fiscal 2021. We believe our Pork segment's adjusted operating margin will be 3% to 5% in fiscal 2022.
Chicken
USDA projects chicken production will increase approximately 1% in fiscal 2022 as compared to fiscal 2021. We anticipate an adjusted operating margin of 5% to 7% for fiscal 2022.
Prepared Foods
We believe our adjusted operating margin will be between 8% and 10% in fiscal 2022. We will remain disciplined in our revenue management to ensure that additional inflationary pressures are mitigated by sales price increases, while also working diligently to deliver productivity savings to reduce costs.
International/Other
We anticipate lower results from our foreign operations in fiscal 2022 due to supply chain disruptions and other impacts related to COVID-19.
Revenue
We expect sales to be $52 billion to $54 billion in fiscal 2022.
Capital Expenditures
We expect capital expenditures of approximately $1.9 billion for fiscal 2022. Capital expenditures include spending for capacity expansion and utilization, automation to alleviate labor challenges and brand and product innovation.
Net Interest Expense
We expect net interest expense to approximate $350 million for fiscal 2022.
Liquidity
We expect total liquidity, which was approximately $3.3 billion at July 2, 2022, to remain above our minimum liquidity target of $1.0 billion.
Tax Rate
We currently expect our adjusted effective tax rate to approximate 22.5% in fiscal 2022.
3 The Company is not able to reconcile its full-year fiscal 2022 projected adjusted results to its fiscal 2022 projected GAAP results because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Therefore, because of the uncertainty and variability of the nature of the amount of future adjustments, such as legal contingency accruals and other significant items which could be significant, the Company is unable to provide a reconciliation for these forward-looking non-GAAP measures without unreasonable effort. Adjusted operating margin should not be considered a substitute for operating margin or any other measures of financial performance reported in accordance with GAAP. Investors should rely primarily on the Company’s GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Sales	$13,495	$12,478	$39,545	$34,238
Cost of Sales	11,884	10,858	34,184	30,188
Gross Profit	1,611	1,620	5,361	4,050

Selling, General and Administrative	578	558	1,717	1,563
Operating Income	1,033	1,062	3,644	2,487
Other (Income) Expense:
Interest income	(4)	(2)	(10)	(6)
Interest expense	85	105	282	325
Other, net	(34)	(7)	(111)	(38)
Total Other (Income) Expense	47	96	161	281
Income before Income Taxes	986	966	3,483	2,206
Income Tax Expense	233	213	771	504
Net Income	753	753	2,712	1,702
Less: Net Income Attributable to Noncontrolling Interests	3	4	12	10
Net Income Attributable to Tyson	$750	$749	$2,700	$1,692
Weighted Average Shares Outstanding:
Class A Basic	289	293	291	293
Class B Basic	70	70	70	70
Diluted	362	366	364	365
Net Income Per Share Attributable to Tyson:
Class A Basic	$2.14	$2.11	$7.64	$4.76
Class B Basic	$1.92	$1.89	$6.87	$4.27
Diluted	$2.07	$2.05	$7.42	$4.63
Dividends Declared Per Share:
Class A	$0.460	$0.445	$1.395	$1.360
Class B	$0.414	$0.400	$1.256	$1.224

Sales Growth	8.2%		15.5%
Margins: (Percent of Sales)
Gross Profit	11.9%	13.0%	13.6%	11.8%
Operating Income	7.7%	8.5%	9.2%	7.3%
Net Income Attributable to Tyson	5.6%	6.0%	6.8%	4.9%
Effective Tax Rate	23.6%	22.1%	22.1%	22.9%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	July 2, 2022	October 2, 2021
Assets
Current Assets:
Cash and cash equivalents	$1,056	$2,507
Accounts receivable, net	2,518	2,400
Inventories	5,332	4,382
Other current assets	397	533
Total Current Assets	9,303	9,822
Net Property, Plant and Equipment	8,393	7,837
Goodwill	10,531	10,549
Intangible Assets, net	6,325	6,519
Other Assets	1,693	1,582
Total Assets	$36,245	$36,309

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$67	$1,067
Accounts payable	2,306	2,225
Other current liabilities	2,309	3,033
Total Current Liabilities	4,682	6,325
Long-Term Debt	8,261	8,281
Deferred Income Taxes	2,339	2,195
Other Liabilities	1,474	1,654

Total Tyson Shareholders’ Equity	19,355	17,723
Noncontrolling Interests	134	131
Total Shareholders’ Equity	19,489	17,854

Total Liabilities and Shareholders’ Equity	$36,245	$36,309

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	July 2, 2022	July 3, 2021
Cash Flows From Operating Activities:
Net income	$2,712	$1,702
Depreciation and amortization	892	906
Deferred income taxes	149	(3)
Other, net	62	72
Net changes in operating assets and liabilities	(1,925)	(21)
Cash Provided by Operating Activities	1,890	2,656

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(1,323)	(859)
Purchases of marketable securities	(29)	(57)
Proceeds from sale of marketable securities	28	55
Acquisition of equity investments	(97)	(44)
Other, net	96	122
Cash Used for Investing Activities	(1,325)	(783)

Cash Flows From Financing Activities:
Proceeds from issuance of debt	79	573
Payments on debt	(1,148)	(1,608)
Purchases of Tyson Class A common stock	(693)	(50)
Dividends	(491)	(477)
Stock options exercised	125	33
Other, net	—	(13)
Cash Used for Financing Activities	(2,128)	(1,542)
Effect of Exchange Rate Changes on Cash	(18)	11
(Decrease) Increase in Cash and Cash Equivalents and Restricted Cash	(1,581)	342
Cash and Cash Equivalents and Restricted Cash at Beginning of Year	2,637	1,466
Cash and Cash Equivalents and Restricted Cash at End of Period	1,056	1,808
Less: Restricted Cash at End of Period	—	195
Cash and Cash Equivalents at End of Period	$1,056	$1,613

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	Nine Months Ended		Fiscal Year Ended	Twelve Months Ended
	July 2, 2022	July 3, 2021	October 2, 2021	July 2, 2022

Net income	$2,712	$1,702	$3,060	$4,070
Less: Interest income	(10)	(6)	(8)	(12)
Add: Interest expense	282	325	428	385
Add: Income tax expense	771	504	981	1,248
Add: Depreciation	699	697	934	936
Add: Amortization [4]	186	198	261	249
EBITDA	$4,640	$3,420	$5,656	$6,876

Adjustments to EBITDA:
Less: Gain on sale of business	$—	$—	$(784)	$(784)
Add: China plant relocation charge [5]	—	23	27	4
Add: Legal contingency accruals [6]	—	626	626	—
(Less)/Add: Production facilities fire insurance proceeds, net of costs [7]	(107)	(6)	17	(84)
Less: Defined benefit plan gains	—	—	(34)	(34)
Total Adjusted EBITDA	$4,533	$4,063	$5,508	$5,978

Total gross debt			$9,348	$8,328
Less: Cash and cash equivalents			(2,507)	(1,056)
Less: Short-term investments			—	—
Total net debt			$6,841	$7,272

Ratio Calculations:
Gross debt/EBITDA			1.7x	1.2x
Net debt/EBITDA			1.2x	1.1x

Gross debt/Adjusted EBITDA			1.7x	1.4x
Net debt/Adjusted EBITDA			1.2x	1.2x
4 Excludes the amortization of debt issuance and debt discount expense of $7 million for the nine months ended July 2, 2022, $11 million for the nine months ended July 3, 2021, $19 million for the fiscal year ended October 2, 2021, and $15 million for the twelve months ended July 2, 2022 as it is included in interest expense.
5 Relates to a plant relocation from a government land expropriation and includes accelerated depreciation and team member related charges recognized as an increase of Cost of Sales.
6 Legal contingency accruals included $225 million recognized as a reduction to sales and $81 million recognized as an increase of Cost of Sales in the third quarter of fiscal 2021 and $545 million recognized as a reduction of Sales and $81 million recognized as an increase of Cost of Sales in the first nine months and full fiscal year 2021, respectively.
7 Relates to fires at production facilities in Chicken in the fourth quarter of fiscal 2021 and Beef in the fourth quarter of fiscal 2019. Amount includes insurance proceeds, net of costs incurred, of $35 million recognized in Cost of Sales and $32 million net proceeds recognized in Other, net for the three months ended July 2, 2022, $53 million recognized in Cost of Sales and $54 million net proceeds recognized in Other, net for the nine months ended July 2, 2022 and $23 million net expense recognized in Cost of Sales and $6 million net proceeds recognized in Other, net for fiscal 2021.
EBITDA is defined as net income before interest, income taxes, depreciation and amortization. Net debt to EBITDA (Adjusted EBITDA) represents the ratio of our debt, net of cash, cash equivalents and short-term investments, to EBITDA (and to Adjusted EBITDA). EBITDA, Adjusted EBITDA, net debt to EBITDA and net debt to Adjusted EBITDA are presented as supplemental financial measurements in the evaluation of our business. Adjusted EBITDA is a tool intended to assist our management and investors in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations on an ongoing basis.
We believe the presentation of these financial measures helps management and investors to assess our operating performance from period to period, including our ability to generate earnings sufficient to service our debt, enhances understanding of our financial performance and highlights operational trends. These measures are widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies; however, the measurements of EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) may not be comparable to those of other companies, which may limit their usefulness as comparative measures. EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) are not measures required by or calculated in accordance with GAAP and should not be considered as substitutes for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA (and Adjusted EBITDA) is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA (and Adjusted EBITDA) involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA (and Adjusted EBITDA). Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
EPS Reconciliations
(In millions, except per share data)
(Unaudited)

	Third Quarter				Nine Months Ended
	Pretax Impact		EPS Impact		Pretax Impact		EPS Impact
	2022	2021	2022	2021	2022	2021	2022	2021

Reported net income per share attributable to Tyson (GAAP EPS)			$2.07	$2.05			$7.42	$4.63

Add: China plant relocation [5]	$—	$4	—	0.01	$—	$23	—	0.05

Add: Legal contingency accruals [6]	$—	$306	—	0.64	$—	$626	—	1.31

Less: Production facilities fire insurance proceeds, net of costs [7]	$(67)	$—	(0.13)	—	$(107)	$(6)	(0.22)	(0.01)

Less: Remeasurement of net deferred tax liabilities at lower enacted state tax rates	$—	$—	—	—	$—	$—	(0.10)	—

Adjusted net income per share attributable to Tyson (Adjusted EPS)			$1.94	$2.70			$7.10	$5.98
Adjusted net income per share attributable to Tyson (Adjusted EPS) is presented as a supplementary measure of our financial performance that is not required by, or presented in accordance with, GAAP. We use Adjusted EPS as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe Adjusted EPS is meaningful to our investors to enhance their understanding of our financial performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS. Further, we believe that Adjusted EPS is a useful measure because it improves comparability of results of operations from period to period. Adjusted EPS should not be considered a substitute for net income per share attributable to Tyson or any other measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of Adjusted EPS may not be comparable to similarly titled measures reported by other companies.

TYSON FOODS, INC.
Operating Income (Loss) Reconciliation
(In millions)
(Unaudited)

Adjusted Operating Income
(for the third quarter ended July 2, 2022)
	Beef	Pork	Chicken	Prepared Foods	International/Other	Total
Reported operating income	$533	$25	$277	$186	$12	$1,033
Less: Production facilities fire insurance proceeds, net of costs [7]	(27)	—	(8)	—	—	(35)
Adjusted operating income	$506	$25	$269	$186	$12	$998

Adjusted Operating Income
(for the third quarter ended July 3, 2021)
	Beef	Pork	Chicken	Prepared Foods	International/Other	Total
Reported operating income (loss)	$1,120	$67	$(279)	$150	$4	$1,062
Add: Legal contingency accruals [6]	—	—	306	—	—	306
Add: China plant relocation charge [5]	—	—	—	—	4	4
Adjusted operating income	$1,120	$67	$27	$150	$8	$1,372

Adjusted Operating Income
(for the nine months ended July 2, 2022)
	Beef	Pork	Chicken	Prepared Foods	International/Other	Total
Reported operating income	$2,127	$248	$615	$635	$19	$3,644
Less: Production facilities fire insurance proceeds, net of costs [7]	(27)	—	(26)	—	—	(53)
Adjusted operating income	$2,100	$248	$589	$635	$19	$3,591

Adjusted Operating Income
(for the nine months ended July 3, 2021)
	Beef	Pork	Chicken	Prepared Foods	International/Other	Total
Reported operating income (loss)	$2,093	$250	$(489)	$633	$—	$2,487
Add: Legal contingency accruals [6]	—	—	626	—	—	626
Add: China plant relocation charge [5]	—	—	—	—	23	23
Adjusted operating income	$2,093	$250	$137	$633	$23	$3,136
Adjusted operating income is presented as a supplementary measure of our operating performance that is not required by, or presented in accordance with, GAAP. We use adjusted operating income as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe adjusted operating income is meaningful to our investors to enhance their understanding of our operating performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted operating income. Further, we believe that adjusted operating income is a useful measure because it improves comparability of results of operations from period to period. Adjusted operating income should not be considered as a substitute for operating income (loss) or any other measure of operating performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted operating income may not be comparable to similarly titled measures reported by other companies.

About Tyson Foods, Inc.
Tyson Foods, Inc. (NYSE: TSN) is one of the world’s largest food companies and a recognized leader in protein. Founded in 1935 by John W. Tyson and grown under four generations of family leadership, the Company has a broad portfolio of products and brands like Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, Aidells®, ibp® and State Fair®. Tyson Foods innovates continually to make protein more sustainable, tailor food for everywhere it’s available and raise the world’s expectations for how much good food can do. Headquartered in Springdale, Arkansas, the Company had approximately 137,000 team members on October 2, 2021. Through its Core Values, Tyson Foods strives to operate with integrity, create value for its shareholders, customers, communities and team members and serve as a steward of the animals, land and environment entrusted to it. Visit www.tysonfoods.com.
Conference Call Information and Other Selected Data
A conference call to discuss the Company's financial results will be held at 9 a.m. Eastern Monday, August 8, 2022. A link for the webcast of the conference call is available on the Tyson Investor Relations website at http://ir.tyson.com. The webcast also can be accessed by the following direct link: https://events.q4inc.com/attendee/843091435. For those who cannot participate at the scheduled time, a replay of the live webcast and the accompanying slides will be available at http://ir.tyson.com. A telephone replay will also be available until Wednesday, September 7, 2022, toll free at 1-877-344-7529, international toll 1-412-317-0088 or Canada toll free 855-669-9658. The replay access code is 2596137. Financial information, such as this news release, as well as other supplemental data, can be accessed from the Company's web site at http://ir.tyson.com.
Forward-Looking Statements
Certain information in this report constitutes forward-looking statements as contemplated by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, current views and estimates of our outlook for fiscal 2022, other future economic circumstances, industry conditions in domestic and international markets, our performance and financial results (e.g., debt levels, return on invested capital, value-added product growth, capital expenditures, tax rates, access to foreign markets and dividend policy). These forward-looking statements are subject to a number of factors and uncertainties that could cause our actual results and experiences to differ materially from anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which are expressly qualified in their entirety by this cautionary statement and speak only as of the date made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the COVID-19 global pandemic and associated responses thereto have had an adverse impact on our business and operations, and the extent that the COVID-19 pandemic continues to impact us will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, public adoption rates of COVID-19 vaccines and their effectiveness against emerging variants of COVID-19, the speed and effectiveness of new vaccine and treatment developments and their deployment and COVID-19 related impacts on the market, including production delays, labor shortages and increases in costs and inflation; (ii) the effectiveness of our financial excellence programs; (iii) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (iv) cyber incidents, security breaches or other disruptions of our information technology systems; (v) risks associated with our failure to consummate favorable acquisition transactions or integrate certain acquisitions' operations; (vi) the Tyson Limited Partnership’s ability to exercise significant control over the Company; (vii) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (viii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (ix) outbreak of a livestock disease (such as African swine fever (ASF), avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) effectiveness of advertising and marketing programs; (xii) significant marketing plan changes by large customers or loss of one or more large customers; (xiii) our ability to leverage brand value propositions; (xiv) changes in availability and relative costs of labor and contract farmers and our ability to maintain good relationships with team members, labor unions, contract farmers and independent producers providing us livestock; (xv) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (xvi) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xvii) adverse results from litigation; (xviii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xix) impairment in the carrying value of our goodwill or indefinite life intangible assets; (xx) our participation in a multiemployer pension plan; (xxi) volatility in capital markets or interest rates; (xxii) risks associated with our commodity purchasing activities; (xxiii) the effect of, or changes in, general economic conditions; (xxiv) impacts on our operations caused by factors and forces beyond our control, such as natural disasters, fire, bioterrorism, pandemics, armed conflicts or extreme weather; (xxv) failure to maximize or assert our intellectual property rights; (xxvi) effects related to changes in tax rates, valuation of deferred tax assets and liabilities, or tax laws and their interpretation; (xxvii) the effectiveness of our internal control over financial reporting, including identification of material weaknesses; and (xxviii) the other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission, including those included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent Annual Report on Form 10-K and Quarterly reports on Form 10-Q.

Media Contact: Derek Burleson, 479-290-6466 Investor Contact: Brandon Tucker, 479-290-3927	Source: Tyson Foods, Inc. Category: IR, Newsroom